Exhibit 16.1

December 9, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Par Petroleum Corporation and, under the date of March 27, 2013, we reported on the consolidated financial statements of Par Petroleum Corporation as of December 31, 2012 and the related consolidated statements of operations, changes in equity, and cash flows for the period from September 1, 2012 through December 31, 2012. On December 6, 2013, we were notified that Par Petroleum Corporation engaged Deloitte & Touche LLP (“Deloitte”), as its principal accountant for the year ending December 31, 2013 and that the auditor-client relationship with EKS&H LLLP will cease upon completion of the quarterly review of Par’s financial statements for the period ended September 30, 2013. We have read Par Petroleum Corporation’s statements included under Item 4.01 of its Current Report on Form 8-K dated December 9, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with Par Petroleum Corporation’s statements that the change was approved by the audit committee of the board of directors.

Very truly yours,

(Signed) EKS&H, LLLP